Exhibit 10(a)(2)
AMENDMENT TO EMPLOYMENT AGREEMENT
This Amendment to Employment Agreement is made and effective as of April 3, 2018, by and between Andrea G. Short (hereinafter “Executive”), and 1st Source Corporation, an Indiana corporation (hereinafter “Employer”).
WHEREAS, Executive is currently employed as the Treasurer and Chief Financial Officer of Employer and Executive Vice President, Treasurer and Chief Financial Officer of Employer’s subsidiary, 1st Source Bank (“Bank”), pursuant to that certain Employment Agreement, dated as of January 1, 2013, and amended as of February 6, 2014 (“Employment Agreement”); and
WHEREAS, Executive and Employer have agreed to further amend the Employment Agreement as provided below.
NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in the Employment Agreement and this Amendment, Executive and Employer hereby agree that Section 6(b) of the Employment Agreement is hereby amended to read as follows:
“6(b). If such termination occurs within one (1) year after a Change in Control of Employer or Bank, then as severance pay and in lieu of any further compensation for periods subsequent to the effective date of such termination, Executive shall receive, within thirty (30) days following such termination, an amount in cash equal to 2.99 times her “annualized includable compensation for the base period” (as defined in Section 280G(d)(1) of the Internal Revenue Code of 1986, as amended (the “Code”)), provided that, for purposes of such calculation, Executive’s average annual compensation shall be determined by excluding all compensation other than Executive’s annual base pay and any bonuses awarded under the Company’s bonus plans, and specifically excluding any accelerated vesting or conversion of stock awards or exercise of stock options regardless of their inclusion in the Executive’s reportable gross income.”
As hereby modified, the Employment Agreement shall continue in full force and effect.
IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Employment Agreement as of the day and year first written above.
1st Source Corporation

By:	/s/ Christopher J. Murphy III	/s/ Andrea G. Short
	Christopher J. Murphy III	Andrea G. Short
Chairman of the Board and
Chief Executive Officer